Exhibit 99.1

Natus Acquires Medix - Leading Newborn Care Company in Latin America

- Releases Preliminary Third Quarter 2010 Revenue Results and Updates 2010 Revenue Guidance

SAN CARLOS, Calif. (October 13, 2010) – Natus Medical Incorporated (Nasdaq:BABY) today announced that it has acquired Medix, a leader in the development, manufacturing, and sales of devices for newborn care in Latin America. Medix, based in Argentina, manufactures incubators for use in hospital nurseries and neonatal intensive care units, transport incubators for use in ambulances and other emergency vehicles, infant warmers, and LED based phototherapy devices.

Natus acquired all outstanding shares of Medix capital stock for $14 million in cash, exclusive of direct costs of the acquisition, with the potential for additional purchase consideration if certain revenue targets are met in 2011 and 2012. Natus expects the acquisition will be accretive to earnings in the first quarter of 2011, exclusive of potential restructuring and other one-time charges. Medix expects to record approximately $26 million of revenue for its fiscal year ending October 31, 2010.

“The Medix acquisition affirms our leadership position in newborn care products sold into the hospital,” said Jim Hawkins, President and Chief Executive Officer of Natus. “Expanding into the incubator and infant warmer markets enlarges our footprint in both the nursery and neonatal intensive care units of hospitals around the globe.”

“In addition, this acquisition positions Natus as a leader in newborn care in the growing Latin America marketplace. We believe this acquisition will allow us an efficient entry into the Brazilian market, which represents the seventh largest economy in the world,” added Hawkins. “Having this presence in South America will assist Natus in other markets in the region as well. We plan to retain the Medix executive team, as they have demonstrated the ability to effectively manage the business, maintaining both growth and profitability.”

“We plan to leverage our worldwide sales and distribution organization, as Medix currently generates less than ten percent of its revenue from outside of South America. We believe the Medix product lines are ideal for many markets around the world. In addition, because many of their products have current FDA clearance, we may bring their products into the US market through our direct sales force,” said Hawkins.

“We are also pleased to report that with the acquisition of Medix, we expect to substantially achieve two of our long-standing corporate goals: exiting 2010 with a revenue run rate of $250 million and generating approximately 50% of our revenue from international markets,” noted Hawkins.

Natus funded the acquisition through available cash.

Third Quarter 2010 Revenue Results and Updated 2010 Revenue Guidance

Natus also released preliminary third quarter 2010 revenue results and updated its revenue guidance for the full year 2010, giving effect to the Medix acquisition.

For the third quarter ended September 30, 2010, Natus expects to report revenue of approximately $53.4 million. The Company had earlier said it expected revenue to be approximately $54 million for the period.

“We had expected the receipt of several large orders in the last weeks of the third quarter,” added Hawkins. “Although those orders were delayed, we expect to receive them during the fourth quarter. In noting this, we are reiterating our previously announced annual revenue guidance for 2010, exclusive of the contribution of Medix.”

For the full year 2010, the Company now expects to report revenue of approximately $217 million, including the contribution of Medix in the fourth quarter. The Company had earlier said it expected 2010 revenue would be approximately $211 million.

Financial Results Conference Call

The Company intends to release its full 2010 third quarter financial results before the market opens on Thursday, October 28, 2010. Natus management will host an investment-community conference call the same day beginning at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) to discuss those results, the Medix acquisition, and to answer questions.

Individuals interested in listening to the conference call may do so by dialing 800-659-1942 for domestic callers, or 1- 617-614-2710 for international callers, and entering reservation code 99278684. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 888-286-8010 for domestic callers, or 1-617-801-6888 for international callers, and entering reservation code 58205263.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Medix

Medix is a medical device company located in Argentina. Since 1972 Medix has developed, manufactured and marketed intensive care infant incubators, transport incubators, infant radiant warmers and phototherapy lamps as well as accessories and complementary equipment for neonatology. Medix also markets imported products for the neonatal, pediatric, and adult intensive care markets.

Additional information about Medix can be found at http://www.medix.com.ar.

About Natus Medical

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and balance and mobility disorders. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, and software systems for managing and tracking disorders and diseases for public health laboratories.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding the receipt of several large orders in the fourth quarter 2010, expected revenue in the third quarter and full year 2010, expansion into other markets, the anticipated revenue run rate of Natus, and the geographic breakdown of revenue. These statements relate to current estimates and assumptions of our management as of the date of this press release. Future events or Natus’ future financial performance or results involve known and unknown risks, uncertainties, and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements, including the ability to successfully integrate and operate the Medix business, competitive factors in our markets, general economic conditions in our markets, and our ability to produce and ship products in a timely manner. Natus disclaims any obligation to update information contained in any forward looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus’ annual report on Form 10-K for the year ended December 31, 2009, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

Additional information about Natus Medical can be found at www.natus.com.

COMPANY CONTACT:

Natus Medical Incorporated

Steven J. Murphy

Chief Financial Officer

(650) 802-0400

InvestorRelations@Natus.com